Filed pursuant to Rule 433
                                           Registration Statement No. 333-130089

                          HARTFORD LIFE GLOBAL FUNDING
                    EXTENDIBLE FUNDING AGREEMENT-BACKED NOTES

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                                              INDICATIVE TERMS AND CONDITIONS
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Issuer:                                  Hartford Life Global Funding 2007-004
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Note Type:                               SEC Registered Medium Term Notes
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CUSIP:                                   41659EGA9
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Moody's / S&P Ratings:                   Aa3 / AA- (stable / stable)
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Trade Date:                              May 16, 2007
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Settlement Date:                         May 23, 2007 (T+5)
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Initial Maturity Date:                   May 15, 2009
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Final Maturity Date                      May 15, 2012
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Total Principal Amount:                  $100,000,000
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Quarterly Coupons:                        3 MONTH LIBOR PLUS:                        FOR THE PERIOD TO AND EXCLUDING:
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                                          +2 basis points                            May 15, 2009
                                          +3 basis points                            May 15, 2010
                                          +4 basis points                            May 15, 2011
                                          +5 basis points                            May 15, 2012
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Day Count:                               Actual/360
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Denomination:                            1000 x 1000
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Initial Interest Payment Date:           August 15, 2007, provided however, the first interest period shall be a short stub commencing on Settlement Date to but excluding the Initial Interest
                                         Payment Date.
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Quarterly Interest Payment Dates:        On the 15th day of each August, November, February and May
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Election Dates and Notice Periods:       The noteholder may elect to extend the maturity of all or any portion of the principal amount of the notes during the notice period relating to each election date. A holder's election to extend the maturity of any note will cause the maturity of those notes to be extended to the 15th day of the calendar month which is three calendar months after (1) the initial maturity date (in the case of the initial extension) or (2) any later date to which the maturity date of the notes have previously been extended. In no event may the maturity of any note be extended beyond May 15, 2012, the final maturity date.
                                         The election dates will take place quarterly, commencing on August 15, 2007. If the holder of the note does not make a timely and proper election to extend the maturity of all or any portion of the principal amount of the notes, the principal amount of the notes for which no such election has been made will be due and payable on the then-current maturity date.

                                         Should a holder of notes not extend, the Issuer will repay the principal amount of its notes on the Initial Maturity Date, or any later date which the maturity of the applicable notes had been previously extended to, provided, however, the
                                         Issuer shall have the option to repay part or all of the principal within this period on any succeeding Payment Date upon not less than ninety five (95) Days prior written notice.
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Issue Price:                             Variable Price Re-Offer
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Purchasing Agent(s) Discount:            Variable, depending on re-offer price
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Bookrunner:                              Bear, Stearns & Co. Inc.
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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free visiting
EDGAR on the SEC Website at WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.